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EXHIBIT 23.1

ACCOUNTANTS' CONSENT

The Board of Directors and Stockholders
24/7 Real Media, Inc.:

        We consent to incorporation by reference in the registration statements (Nos. 333-100583, 333-89985, 333-47074, and 333-34020) on Form S-3 and (Nos. 333-87714, 333-83287, 333-66995, 333-56308, 333-35306, and 333-100582) on Form S-8 of 24/7 Real Media, Inc. of our report dated March 14, 2003, relating to the consolidated balance sheet of 24/7 Real Media, Inc. and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows, for the year then ended, which report appears in the December 31, 2002 Annual Report on Form 10-K of 24/7 Real Media, Inc.

/s/ Goldstein Golub Kessler LLP

New York, New York
March 31, 2003

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ACCOUNTANTS' CONSENT